Exhibit 99.1

PRESS RELEASE

Prothena’s Partner Roche to Advance Prasinezumab into Phase III Development for Early-Stage Parkinson’s Disease

•	Data from Phase IIb PADOVA study and longer term follow-up data suggest clinical benefit on top of symptomatic treatment in early-stage Parkinson’s disease

•	Prasinezumab is a potential first-in-class anti-alpha-synuclein antibody, targeting a known biological driver of Parkinson’s disease progression

•	Parkinson’s disease affects over 10 million people globally and significant unmet need remains

DUBLIN, Ireland, June 15, 2025 — Prothena Corporation plc (NASDAQ:PRTA), today announced partner Roche will advance prasinezumab, an investigational anti-alpha-synuclein antibody, into Phase III development in early-stage Parkinson’s disease. This decision is informed by data from the Phase IIb PADOVA study and ongoing open-label (OLE) extensions from both PADOVA and the Phase II PASADENA study.

“As pioneers in developing the first anti-alpha synuclein targeting antibody, we are excited to see Roche advancing prasinezumab into Phase III development, with the potential to deliver the first disease-modifying treatment option to the millions of individuals living with Parkinson’s disease and their families,” stated Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena.

Multiple endpoints from the PADOVA and OLE studies suggest a potential clinical benefit of prasinezumab when added to effective symptomatic treatment in early-stage Parkinson’s disease. Prasinezumab showed potential clinical efficacy in the primary endpoint of time to confirmed motor progression, although missed statistical significance. Positive trends towards reduced motor progression at 104 weeks (two years) were observed; these effects appear to be sustained over longer treatment periods based on additional OLE data. The PADOVA study also provided the first biomarker evidence of prasinezumab impacting the underlying disease biology.

The PASADENA and PADOVA OLE studies, which are evaluating the long-term safety and efficacy of prasinezumab in over 750 people with early-stage Parkinson’s disease, are ongoing.

About Prasinezumab

Prasinezumab is an investigational monoclonal antibody designed to bind aggregated alpha-synuclein and thereby reduce neuronal toxicity. By reducing the build-up of alpha-synuclein protein in the brain, prasinezumab can potentially prevent further accumulation and spreading between cells, which may slow progression of the disease.

Data from the Phase IIb PADOVA study suggest the possible clinical benefit of prasinezumab on top of effective symptomatic treatment in early-stage Parkinson’s disease. PADOVA investigated prasinezumab in 586 people with early-stage Parkinson’s disease, treated for a minimum of 18 months while on stable symptomatic treatment. Prasinezumab showed potential clinical efficacy in the primary endpoint of time to confirmed motor progression with a HR=0.84 [0.69-1.01], although the study missed statistical significance (p=0.0657). In a pre-specified analysis, the effect of prasinezumab was more pronounced in the population treated with levodopa (75% of participants), HR=0.79 [0.63-0.99], p=0.0431 (nominal). Consistent positive trends across multiple secondary and exploratory endpoints were also observed. Trends towards reduced motor progression at 104 weeks (two years) were observed, showing 30-40% relative reduction versus placebo across the overall and levodopa-treated populations.

Prasinezumab continues to be well tolerated and no new safety signals were observed in the study. The safety database for prasinezumab consists of data from more than 900 Parkinson’s disease study participants that have been treated with the investigational medicine, of which more than 750 remain in open label treatment with over 500 treated for 1.5-5 years.

In December 2013, Prothena and Roche entered into a worldwide collaboration to develop and commercialize antibodies that target alpha-synuclein, including prasinezumab. Roche has sole responsibility for developing and commercializing prasinezumab and has agreed to pay Prothena up to double-digit teen royalties on net sales. To date, Prothena has earned $135 million with up to $620 million in additional milestone payments that include regulatory and sales milestones. In addition, Prothena has an option to co-promote prasinezumab in the U.S.

About Parkinson’s disease

Parkinson’s disease is a chronic, progressive and debilitating neurodegenerative disease characterized by the gradual loss of neurons that make dopamine and other nerve cells. Today, Parkinson’s disease affects over 10 million people worldwide. The prevalence of Parkinson’s disease is increasing, and it has become one of the fastest-growing neurological disorders. Currently, symptomatic treatments that effectively alleviate motor symptoms are available. However, no therapies slow down or stop the clinical progression of Parkinson’s disease.

About Prothena

Prothena Corporation plc is a clinical-stage biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the treatment potential, design, and proposed mechanism of action prasinezumab; plans for ongoing and future clinical trials of prasinezumab; and amounts we might receive under our collaboration with Roche. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Contacts:

Media

Michael Bachner, Senior Director, Corporate Communications

609-664-7308, michael.bachner@prothena.com

Investors

Mark Johnson, CFA, Vice President, Investor Relations

650-417-1974, mark.johnson@prothena.com